Exhibit 10.118

LSF6 MID-SERVICER HOLDINGS, LLC

2711 N. Haskell Ave., Ste. 1700

Dallas, Texas 75201

[Date]

[Name]

Re:	Outstanding Pool Units under the LSF6 Mid-Servicer Holdings Long Term Incentive Plan (the “2016 Plan”)

Dear [Name]:

Reference is hereby made to your outstanding Pool Units granted pursuant to that certain Award Agreement(s) (the “Award Agreement(s)”) under the 2016 Plan. Capitalized terms used but not defined herein shall have the meaning given to them in the Award Agreement(s) or the 2016 Plan, as applicable.

In connection with the anticipated consummation of a firm commitment underwritten initial public offering of the equity interests of Caliber (the “IPO”), the Board has determined that it is in the best interest of the Company to provide for full vesting of your outstanding Pool Units and modify the forfeiture provisions of your Award Agreement(s), in each case, to be effective upon the consummation of the IPO. Subject to your acceptance and acknowledgement where indicated below, effective upon the consummation of the IPO, the section of the Award Agreement(s) entitled “Vesting, Forfeiture and Settlement of Pool Units” is hereby amended and restated as follows:

“(a)	Vesting. The Pool Units granted hereunder shall be 100% vested.

(b)

Forfeiture of Pool Units. Participant shall immediately forfeit all Pool Units on: (i) the date of Participant’s termination of employment with the Company and its Subsidiaries for Cause; or (ii) the later to occur of (x) the [                ] anniversary of the consummation of a firm commitment underwritten initial public offering of the equity interests of Caliber or (y) the date on which Participant experiences any other termination of employment with the Company and its Subsidiaries. Notwithstanding any forfeiture of Pool Units as described in this Section, Participant shall remain entitled to all payments (if any) due to Participant under the Plan and this Agreement in connection with any Monetization Event occurring on or prior to the date of such forfeiture of the Pool Units.

(c)

Payment. In the event that a Monetization Event occurs that results in amounts being credited to the Incentive Pool, Participant shall be entitled to payment in respect of his then outstanding Pool Units in accordance with the terms and conditions of this Agreement and Section 5 of the Plan.”

Except as expressly amended herby, the Award Agreement(s) shall remain in full force and effect and are specifically ratified and reaffirmed. This letter shall be subject to the terms of the 2016 Plan. In the event that the IPO does not occur on or prior to March 21, 2021, this letter shall be void ab initio and of no force or effect.

Please accept and acknowledge this letter by signing below and returning your executed letter to                                          and                                         . We appreciate your many contributions to the success of Caliber and the anticipated IPO.

Sincerely,

LSF6 MID-SERVICER HOLDINGS, LLC

By:
Name:
Title:

ACCEPTANCE AND ACKNOWLEDGEMENT:

By signing below, I verify my acceptance of the above stated terms.

[Name]	Today’s Date

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